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                                                                    EXHIBIT 23.3


                CONSENT OF NATIONAL ECONOMIC RESEARCH ASSOCIATES


     We hereby consent to the references to our firm with respect to Georgia-Pacific Corporation's projected liability for its asbestos-related liabilities and defense costs contained in the Registration Statement and related prospectus of Georgia-Pacific Corporation for the registration of $500,000,000 aggregate principal amount of its 8% Senior Notes due 2024, and any supplements thereto, including pre-effective and post-effective amendments. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.



                                          National Economic Research Associates


                                          By:  /s/ DR. FREDERICK DUNBAR
                                             ----------------------------------
                                             Name: Dr. Frederick Dunbar
                                             Title: Senior Vice President


New York
March 10, 2004